EXHIBIT (11)
                       SPRINT CORPORATION
            COMPUTATION OF EARNINGS PER COMMON SHARE
              (In Millions, Except Per Share Data)
                                                  Three Months
                                                      Ended
                                                    March 31,
                                                   1994    1993
                                                   (Unaudited)
PRIMARY EARNINGS PER SHARE
Income (loss) from continuing operations        $ 227.4  $(11.3)
Preferred stock dividends                          (0.7)   (0.6)
                                                  226.7   (11.9)
Discontinued operations, net                       --     (12.3)

Extraordinary losses on early extinguishments
of debt, net                                       --      (5.2)
Cumulative effect of changes in accounting
principles, net                                    --    (384.2)
Earnings (loss) applicable to common stock      $ 226.7 $(413.6)

Weighted average number of common shares (1)      346.7   341.6

Primary earnings (loss) per share
Continuing operations                            $ 0.65 $ (0.03)
Discontinued operations                             --    (0.04)
Extraordinary item                                  --    (0.02)
Cumulative effect of changes in accounting
principles                                          --    (1.12)
Total                                            $ 0.65 $ (1.21)

FULLY DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations, net of
preferred stock dividends                       $ 226.7  $(11.9)
Convertible preferred stock dividends               0.1     0.2
                                                  226.8   (11.7)
Discontinued operations, net                       --     (12.3)
Extraordinary losses on early extinguishments
of debt, net                                       --      (5.2)
Cumulative effect of changes in accounting
principles, net                                    --    (384.2)

Earnings (loss) as adjusted for purposes of
computing fully diluted earnings per share      $ 226.8 $(413.4)

Weighted average number of common shares          346.7   341.6

Additional dilution for common stock equivalents
and dilutive securities (2)                         1.2    --
Total                                             347.9   341.6
Fully diluted earnings (loss) per share
Continuing operations                            $ 0.65  $(0.03)
Discontinued operations                             --    (0.04)
Extraordinary item                                  --    (0.02)
Cumulative effect of changes in accounting
principles                                          --    (1.12)
Total                                            $ 0.65  $(1.21)


    (1) Weighted average number of common shares have been adjusted for dilutive common stock equivalents using the treasury stock method.
    (2) During 1993, the additional dilution for common stock equivalents and dilutive securities is not included for the computation of fully diluted earnings per share as impact is anti-dilutive.